UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BLUEROCK MULTIFAMILY GROWTH REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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712 Fifth Avenue, 9th Floor
New York, New York 10019

Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held August 5, 2013

Dear Stockholder:

On August 5, 2013, we will hold our 2013 annual meeting of stockholders at 712 Fifth Avenue, 9th Floor, New York, New York 10019, our principal executive office. The meeting will begin at 12:00 pm local time. Directions to the meeting can be obtained by calling (877) 826-BLUE (2583).

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2014.

The board of directors recommends a vote FOR each nominee.

2.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has selected June 7, 2013 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card, and annual report to stockholders is being mailed to you on or about June 21, 2013.

Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders can submit their votes by proxy by mailing the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2013:

Our proxy statement, form of proxy card and 2013 annual report to stockholders are also available at http://www.bluerockre.com.

By Order of the Board of Directors

/s/ Michael L. Konig

Michael L. Konig
Secretary

New York, New York
June 21, 2013

BLUEROCK MULTIFAMILY GROWTH REIT, INC.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

PROXY STATEMENT

The accompanying proxy is solicited by the board of directors of Bluerock Multifamily Growth REIT, Inc. (the “company,” “we,” “our,” or “us”) for use in voting at the 2013 annual meeting of stockholders to be held on August 5, 2013 at 12:00 P.M. local time, at 712 Fifth Avenue, 9th Floor, New York, New York 10019, our principal executive office, and at any adjournment or postponement thereof, for the purposes set forth herein.

This proxy statement, proxy card, and annual report to stockholders is being mailed to you on or about June 21, 2013.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?
A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2013 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.
Q:	What is a proxy?
A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Randy I. Anderson and Jerold E. Novack, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us as soon as possible whether or not you plan on attending the meeting.
Q:	When is the annual meeting and where will it be held?
A:	The annual meeting will be held on August 5, 2013, at 12:00 pm local time at our principal executive office, 712 Fifth Avenue, 9th Floor, New York, New York 10019.
Q:	Who is entitled to vote?
A:	Anyone who owned our common stock at the close of business on June 7, 2013, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on June 7, 2013; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.
Q:	How many shares of common stock are outstanding?
A:	As of June 10, 2013, there were 2,367,693 shares of our common stock outstanding and entitled to vote.

Q:	What constitutes a quorum?
A:	A quorum consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock you held as of the record date.
Q:	What may I vote on?
A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal properly brought before the annual meeting.
Q:	How does the board of directors recommend I vote on the proposal?
A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named in this proxy statement.
Q:	How can I vote?
A:	You can vote in person at the meeting or by proxy. Stockholders may submit their votes by proxy by completing, signing, dating and returning by mail the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted by mail will be superseded.

Q:	What if I submit my proxy and then change my mind?
A:	You have the right to revoke your proxy at any time before the meeting by:
(1)	notifying Michael L. Konig, our Secretary;
(2)	attending the meeting and voting in person; or
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?
A:	Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Q:	What are the voting requirements to elect the board of directors?
A:	Under our charter, a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.
Q:	What is a broker “non-vote”?
A:	A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. SEC rules prohibit brokers from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at our annual meeting.
Q:	How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to R. Ramin Kamfar and Jerold E. Novack, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.
Q:	When are the stockholder proposals for the next annual meeting of stockholders due?
A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2014 may do so by following the procedures prescribed in Article II, Section 11 of our Bylaws. To be eligible for presentation to and action by the stockholders at the 2014 annual meeting, director nominations and other stockholder proposals must be received by Michael L. Konig, our Secretary, no earlier than the 150th day, nor later than 5:00 p.m. Eastern Time on the 120th day, prior to the first anniversary of the date of this proxy statement (i.e., no earlier than January 22, 2014 and no later than February 21, 2014.
Q:	Who pays the cost of this proxy solicitation?
A:	We will pay all of the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.
Q:	Is this proxy statement the only way that proxies are being solicited?
A:	No. In addition to mailing proxy solicitation material, our directors and employees of the advisor or its affiliates, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate. We have retained Boston Financial Data Services (“Boston Financial”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Boston Financial at (855) 800-9419.
Q:	Where can I find more information?
A:	We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information we file with the SEC on the web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 or 1-202-551-7900 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business.

Board Leadership Structure

The board of directors is composed of R. Ramin Kamfar, who controls our advisor; James G. Babb, III, our Chief Investment Officer and the Chief Investment Officer of our advisor; and three independent directors: Brian D. Bailey, I. Bobby Majumder and Romano Tio. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The board of directors’ audit committee is composed entirely of independent directors, while the board of directors’ investment committee is composed of one executive officer of the company and two independent directors. The board of directors is led by Mr. Kamfar, who has served as Chairman of the Board since our inception in 2008. Mr. Kamfar also served as our Chief Executive Officer from our inception in 2008 until February 2013, when Randy I. Anderson succeeded Mr. Kamfar as our Chief Executive Officer. As Chairman of the Board, Mr. Kamfar is responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. As Chief Executive Officer, Mr. Anderson manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. The board of directors has not established a formal policy, one way or the other, on whether the role of the Chairman of the Board and Chief Executive Officer should be separated. However, the board of directors currently believes that maintaining a structure that separates the roles of the Chairman of the Board and Chief Executive Officer is the appropriate leadership structure for our company. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board reviews information regarding the company’s liquidity, borrowings, operations, legal and regulatory compliance and actual and expected material developments in our business, as well as the risks associated with each. In addition, each year the board of directors reviews our investment strategies and objectives and their continued viability, and each quarter the directors review variances in major line items between our current results and our budget from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our property portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The investment committee oversees risk management with respect to specific real estate investments proposed by our advisor and our investment policies and procedures. Although the audit committee and investment committee are responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through reporting by the committees about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, all of the members of the audit committee, and a majority of the members of the investment committee, are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Brian D. Bailey, I. Bobby Majumder and Romano Tio each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours, of our advisor, or of any affiliates of our company or our advisor, or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

Nomination of Directors

Unless otherwise provided by Maryland law, nominations of individuals for election to the board of directors at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on the election or proposal of other business and who has complied with the advance notice procedures of our bylaws. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws. We do not have a charter that governs the director nomination process.

We do not have a standing nominating committee or another committee performing a similar function. Our board of directors has determined that it is appropriate for us not to have a nominating committee because our board of directors presently considers all matters for which a nominating committee would be responsible. Each member of our board of directors participates in the consideration of nominees based on the criteria set forth below.

Board Membership Criteria

The full board annually reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board. The board reviewed these criteria in connection with director nominations for the 2013 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies these criteria.

Other considerations in director nominations include the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that those nominated to serve as independent directors will be individuals who possess a reputation and hold positions or affiliations befitting a director of a publicly held company and who are actively engaged in their occupations or professions. Moreover, as required by our charter, a majority of our directors must be independent directors.

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. With respect to a vacancy created by the death, resignation or incapacity of an independent director, the remaining independent directors will nominate a replacement. Any director may resign at any time and may be removed with or without cause by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Board Meetings and Director Attendance

During 2012, the board of directors participated in four (4) joint meetings with the audit committee and five (5) joint meetings with the investment committee. Each of our current directors attended all meetings of the board of directors held during the period for which he served as a director and all meetings held by all committees of the board of directors on which he served during the periods in which he served. For biographical information regarding our directors, see “Executive Officers and Directors” below.

Director Attendance at Annual Meetings

Although we have no policy with regard to attendance by the members of the board of directors at our annual meetings, we invite and encourage all members of the board of directors to attend our annual meetings to foster communication between stockholders and the board of directors. The members of the board of directors were unable to attend the 2012 annual meeting.

Contacting the Board of Directors

Any stockholder who desires to contact members of the board of directors may do so by writing to: Bluerock Multifamily Growth REIT, Inc. Board of Directors, 712 Fifth Avenue, 9th Floor, New York, New York 10019, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the board of directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the audit committee for review.

Committees of the Board of Directors

The board of directors has established two committees: an audit committee, and an investment committee. Information regarding these committees is set forth below.

The Audit Committee

General

The audit committee’s functions are (i) to evaluate and approve the services and fees of our independent registered public accounting firm; (ii) to periodically review the auditors’ independence; and (iii) to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, management’s system of internal controls and procedures and the audit and financial reporting process. The audit committee also considers and approves the audit and non-audit services and fees provided by the independent auditors. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee updated and revised the audit committee charter, dated as of January 14, 2009. The audit committee charter is available on our web site at www.bluerockre.com, and is attached as Appendix A to this proxy statement.

The members of the audit committee are Brian D. Bailey, I. Bobby Majumder and Romano Tio. All of the members of the audit committee are “independent” as defined by the New York Stock Exchange. Mr. Majumder is designated as the “audit committee financial expert.” During 2012, the audit committee held four (4) joint meetings with the board of directors.

Independent Registered Public Accounting Firm

During the year ended December 31, 2012, BDO USA, LLP (“BDO”) served as our independent registered public accounting firm and provided certain tax and other services. BDO has served as our independent registered public accounting firm since October 3, 2012. The appointment of BDO as our independent registered public accounting firm was unanimously approved by the board of directors.

BDO is the successor to our former independent registered public accounting firm, KPMG LLP (“KPMG”). KPMG served as our independent registered public accounting firm from August 23, 2010 until October 3, 2012. On October 3, 2012, the company dismissed KPMG as its independent registered public accounting firm. The audit committee approved the dismissal of KPMG. KPMG was successor to our previous independent registered public accounting firm, Freedman & Goldberg (“F&G”), who served as our independent auditors from our formation until August 23, 2010.

The audit reports of KPMG on the company's consolidated financial statements as of and for the years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2011 and 2010, and the subsequent interim period through October 3, 2012, the company did not have any disagreements with KPMG, as such term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”), on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in its reports on the financial statements for such years. During the years ended December 31, 2011 and 2010, and the subsequent interim period through October 3, 2012, there were no “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act with respect to the company.

During the years ended December 31, 2011 and 2010 and the subsequent interim period through October 3, 2012, the company has had no consultations with BDO concerning: (a) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements as to which the company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act; or (c) any reportable events, as defined in Item 304(a)(1)(v) under the Exchange Act.

We expect that a BDO representative will be in attendance at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions posed by stockholders. The audit committee has engaged BDO as our independent auditors to audit our financial statements for the year ending December 31, 2013. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee approved, on January 14, 2009, an Audit Committee Pre-approval Policy for Audit and Non-audit Services, pursuant to which it is required to pre-approve all auditing services performed by our independent auditors, as well as permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. In addition, the audit committee, may, in its discretion, delegate one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by BDO for the year ended December 31, 2012 (commencing October 3, 2012), and all services rendered by KPMG for the years ended December 31, 2012 (through October 3, 2012) and December 31, 2011, were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by BDO and KPMG, as well as the fees charged for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of BDO and KPMG, as applicable. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by BDO and KPMG for the year ended December 31, 2012 and KPMG for the year ended December 31, 2011, are set forth in the table below.

	2012	2011
Audit fees
BDO	$85,684	$—
KPMG	197,500	167,300
Audit-related fees
BDO	—	—
KPMG	47,500	—
Tax fees
BDO	15,680	—
KPMG	22,215	39,028
All other fees	—	—
Total	$368,579	$206,328

For purposes of the preceding table, professional fees are classified as follows:

•	Audit fees: These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the independent registered public accounting firm in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.
•	Audit-related fees: These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.
•	Tax fees: These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.
•	All other fees: These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2012 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with BDO, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence, and discussed with BDO their independence from us. In addition, the audit committee considered whether BDO’s provision of non-audit services is compatible with BDO’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

June 4, 2013	The Audit Committee of the Board of Directors:
I. Bobby Majumder (Chairman), Brian D. Bailey and Romano Tio

The Investment Committee

General

Our board of directors has delegated to the investment committee (1) certain responsibilities with respect to investments in specific real estate investments proposed by our advisor and (2) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors. During 2012, the investment committee held five (5) joint meetings with the board of directors.

Our board of directors has delegated to the investment committee the authority to approve all real property acquisitions, developments and dispositions, including real property portfolio acquisitions, developments and dispositions, as well as all other investments in real estate consistent with our investment objectives, for investments costing up to $50 million, including any financing of such investment. The board of directors, including a majority of the independent directors, must approve all investments for an investment costing greater than $50 million, including the financing of such investment. Our advisor will recommend suitable investments for consideration by the investment committee. If the members of the investment committee approve a given investment, then our advisor will be directed to make such investment on our behalf, if such investment can be completed on terms approved by the committee. Investments may be acquired from our advisor or its affiliates or our officers and directors or their affiliates, provided that a majority of our board of directors (including a majority of the independent directors), not otherwise interested in the transaction, approves the transaction as being fair and reasonable to our company and at a price to our company no greater than the cost of the investments to our advisor, its affiliates or any of our officers and directors or their affiliates, unless substantial justification exists for a price in excess of the cost to the affiliate and the excess is reasonable. The members of our investment committee are James G. Babb, III, Brian D. Bailey and Romano Tio, and Mr. Babb is the chairman. The background and experience of Messrs. Babb, Bailey and Tio are described below in “Executive Officers and Directors.”

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2013 annual meeting, and are being nominated for re-election to serve until the 2014 annual meeting and until his successor is elected and qualified.

Name	Position(s)	Age*	Year First Became a Director
R. Ramin Kamfar	Chairman of the Board	49	2008
Randy I. Anderson	Chief Executive Officer	45	N/A
James G. Babb, III	Chief Investment Officer and Director	48	2008
Jordan B. Ruddy	President and Chief Operating Officer	50	N/A
Jerold E. Novack	Senior Vice President and Chief Financial Officer	57	N/A
Michael L. Konig	Senior Vice President, Secretary and General Counsel**	52	N/A
Brian D. Bailey	Independent Director	47	2009
I. Bobby Majumder	Independent Director	44	2009
Romano Tio	Independent Director	53	2009

*	As of May 15, 2013
**	Mr. Konig is a non-board member Secretary of the company.

R. Ramin Kamfar, Chairman of the Board.  Mr. Kamfar has served as our Chairman of the Board since August 2008. He also served as our Chief Executive Officer and the Chief Executive Officer of our advisor until February 2013. He has also served as the Chairman and Chief Executive Officer of our sponsor, Bluerock Real Estate L.L.C. (“Bluerock”), since its inception in October 2002. Mr. Kamfar has 24 years of experience in various aspects of real estate, mergers and acquisitions, private equity investing, investment banking, public and private financings, and retail operations.

From 1988 to 1993, Mr. Kamfar worked as an investment banker at Lehman Brothers Inc., New York, New York, where he specialized in mergers and acquisitions and corporate finance. In 1993 Mr. Kamfar left Lehman to found a startup which he grew by 2002 into a leading public company in the ‘fast casual’ market with approximately 800 locations and $400 million in gross revenues and a portfolio of brands which included Einstein Bros.® and Noah’s NY Bagels® (now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL). From 1999 to 2002, Mr. Kamfar also served as an active investor, advisor and member of the Board of Directors of Vsource, Inc., a technology company subsequently sold to Symphony House (KL: SYMPHNY), a leading business process outsourcing company focused on the Fortune 500 and Global 500. Mr. Kamfar received an M.B.A. degree with distinction in Finance in 1988 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with distinction in Finance in 1985 from the University of Maryland located in College Park, Maryland.

Mr. Kamfar, who controls our advisor, was chosen to serve as the Chairman of the Board because, as our Chief Executive Officer, Mr. Kamfar is well positioned to provide essential insight and guidance to the board from the inside perspective of the day-to-day operations of the company. Furthermore, Mr. Kamfar brings to the board approximately 20 years of experience in building operating companies, and in various aspects of real estate, mergers and acquisitions, private equity investing, public and private financings, and retail operations. His experience with complex financial and operational issues in the real estate industry, as well as his strong leadership ability and business acumen make him critical to proper functioning of our board.

Randy I. Anderson, Ph.D., Chief Executive Officer.  Dr. Anderson serves as the Chief Executive Officer for the company and for our advisor. He also serves as President of Bluerock which he joined in April 2012. Previously, Dr. Anderson was a founding partner of Franklin Square Capital Partners from March 2007 to December 2009, the firm that pioneered the non-traded Business Development Company. Prior to Franklin Square, Dr. Anderson served as the Chief Economist and a Division President for CNL Real Estate Advisors from June 2005 to March 2007, as the Chief Economist and Director of Research for the Marcus and Millichap Company from June 2002 to June 2005 where he served on the Investment Committee, and as Vice President of Research at Prudential Real Estate Advisors from January 2001 to June 2002. Dr. Anderson also served as the Howard Phillips Eminent Scholar Chair and Professor of Real Estate at the University of Central Florida where he directed the research and education institute until December 2012. Dr. Anderson is the current editor of the Journal of Real Estate Portfolio Management; was awarded the Counselors of Real Estate designation, named a Kinnard Young Scholar by the American Real Estate Society, and named both a NAIOP Research Foundation Distinguished Fellow and a Homer Hoyt Institute Fellow. Dr. Anderson also serves on the Board of the Real Estate Investment Securities Association. Dr. Anderson received his B.A. degree in Finance from North Central College in 1991 as a Presidential Scholar and holds a Ph.D. in Finance as a Presidential Fellow from the University of Alabama, where he graduated with highest distinction in 1996.

James G. Babb, III, Chief Investment Officer.  Mr. Babb serves as our Chief Investment Officer and is on our board of directors, and is the Chief Investment Officer of our advisor. He previously served as our President from July 2008 until August 2012, and as the President of our advisor from July 2008 until February 2013. Mr. Babb is also a Managing Director and Chief Investment Officer of Bluerock, which he joined in July 2007. He oversees all real estate sourcing, diligence, structuring and acquisitions for Bluerock. He has been involved exclusively in real estate acquisition, management, financing and disposition for more than 20 years, primarily on behalf of investment funds since 1992.

From 1992 to August 2003, Mr. Babb helped lead the residential and office acquisitions initiatives for Starwood Capital Group, or Starwood Capital. Starwood Capital was formed in 1992 and during his tenure raised and invested funds on behalf of institutional investors through seven private real estate funds, each of which had investment objectives similar to ours (but not limited to multifamily investments), and which in the aggregate ultimately invested approximately $8 billion in approximately 250 separate transactions. During such period, Mr. Babb led or shared investment responsibility for over 75 investment transactions totaling approximately $2.5 billion of asset value in more than 20 million square feet of residential, office and industrial properties located in 25 states and seven foreign countries, including a significant number of transactions that were contributed to the initial public offering of Equity Residential Properties Trust (NYSE: EQR), and to create i Star Financial Inc. (NYSE: SFI). Mr. Babb was also active in Starwood Capital’s efforts to expand its platform to invest in Europe. From August 2003 to July 2007, Mr. Babb founded his own principal investment company, Bluepoint Capital, LLC, a private real estate investment company focused on the acquisition, development and/or redevelopment of residential and commercial properties in the Northeast United States and Western Europe. Mr. Babb received a B.A. degree in Economics in 1987 from the University of North Carolina at Chapel Hill.

Our board of directors selected Mr. Babb to serve as one of our directors because of his extensive expertise in real estate acquisition, management, finance and disposition. With more than 20 years of experience investing in and managing real estate investments, Mr. Babb offers key insights and perspective with respect to our real estate portfolio. As one of our executive officers and the Chief Investment Officer of our advisor, Mr. Babb also informs and advises the board with respect to the critical operational issues facing our company. Mr. Babb also serves as chairman of the company’s investment committee.

Jordan B. Ruddy, President and Chief Operating Officer.  Jordan Ruddy currently serves as the President and Chief Operating Officer of our company and of our advisor. He began his tenure as President of our company in August 2012, and as President of our advisor in February 2013. Mr. Ruddy is also the Chief Operating Officer for Bluerock, which he joined in 2002, and served as its President until January 2013. Mr. Ruddy has 20 years of experience in real estate acquisitions, financings, management and dispositions. From 2000 to 2001, Mr. Ruddy served as a real estate investment banker at Banc of America Securities LLC. From 1997 to 2000, Mr. Ruddy served as Vice President of Amerimar Enterprises, a real estate company specializing in value-added investments nationwide, where he managed acquisitions, financings, leasing, asset management and dispositions involving over 1.5 million square feet of commercial and multifamily real estate. From 1995 to 1997, Mr. Ruddy served as a real estate investment banker at Smith Barney Inc. From 1988 to 1993, Mr. Ruddy served in the real estate department of The Chase Manhattan Bank, most recently as a Second Vice President. Mr. Ruddy received an M.B.A. degree in Finance and Real Estate in 1995 from The Wharton School of the University of Pennsylvania, located in Philadelphia, Pennsylvania, and a B.S. degree with high honors in Economics in 1986 from the London School of Economics, located in London, England.

Jerold E. Novack, Senior Vice President and Chief Financial Officer.  Mr. Novack serves as Senior Vice President and Chief Financial Officer of our company and our advisor. Mr. Novack has also served as the Senior Vice President — Chief Financial Officer of Bluerock since October 2004. Mr. Novack has over 25 years of experience in public and private financings, operations and management. From June 1994 to April 2002, Mr. Novack served in senior financial positions of New World Restaurant Group, Inc. (now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL)), including as its Executive Vice President and Chief Financial Officer. From 1982 to 1993, Mr. Novack held various senior financial positions at several specialty retail chains, including Mercantile Department Stores and Brooks Fashion Stores. Mr. Novack received a B.S. degree in Accounting in 1976 from Brooklyn College, City University of New York.

Michael L. Konig, Senior Vice President, Secretary and General Counsel.  Mr. Konig serves as the Senior Vice President and General Counsel of our company and our advisor. Mr. Konig has also served as counsel for Bluerock and its affiliates since December 2004. Mr. Konig has over 20 years of experience in law and business. Mr. Konig was an attorney at the firms of Greenbaum Rowe Smith & Davis, from September 1987 to September 1989, and Ravin Sarasohn Cook Baumgarten Fisch & Baime, from September 1989 to March 1997, representing borrowers and lenders in numerous financing transactions, primarily involving real estate, distressed real estate and Chapter 11 reorganizations, as well with respect to a broad variety of litigation and corporate law matters. From 1998 to 2002, Mr. Konig served as legal counsel, including as General Counsel, at New World Restaurant Group, Inc. (now known as Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL)). From 2002 to December 2004, Mr. Konig served as Senior Vice President of Roma Food Enterprises, Inc. where he led operations and the restructuring and sale of the privately held company with approximately $300 million in annual revenues. Mr. Konig received a J.D. degree cum laude in 1987 from California Western School of Law, located in San Diego, California, an M.B.A. degree in Finance in 1988 from San Diego State University and a Bachelor of Commerce degree in 1982 from the University of Calgary.

Brian D. Bailey, Independent Director.  Mr. Bailey has served as one of our independent directors since January 2009. Mr. Bailey has more than 15 years of experience in sourcing, evaluating, structuring and managing private investments, as well as 8 years of experience with real estate and real estate-related debt financing.

Mr. Bailey founded and currently serves as Managing Member of Carmichael Partners, LLC, a private equity investment firm based in Charlotte, North Carolina. From December 2008 to December 2009, Mr. Bailey served as a Senior Advisor of Carousel Capital, LLC, a private equity investment firm. From April 2000 to December 2008, Mr. Bailey served as a Managing Partner of Carousel Capital. Since its inception, Carousel has made portfolio investments in more than 25 operating companies and has completed numerous additional acquisitions and financings related to these portfolio companies, including sale leaseback transactions, and has utilized such financings in several of its investments. Mr. Bailey’s duties at Carousel Capital included sourcing and evaluating investment opportunities, managing the firm’s investment process, serving on the firm’s Investment Committee, managing the firm’s fundraising efforts and communications with its limited partners and Board of Advisors, and serving as a director on the boards of certain portfolio companies, some of which have meaningful real estate assets on their balance sheets. Thus, Mr. Bailey has been involved in the management of numerous real estate issues over the course of his involvement with such portfolio companies. From 1999 to 2000, Mr. Bailey was a team member of Forstmann Little & Co., a private equity firm in New York, New York. From 1996 to 1999, Mr. Bailey was a Principal at the Carlyle Group, a global private equity firm in Washington, D.C. Earlier in his career, Mr. Bailey worked in the leveraged buyout group at CS First Boston in New York, New York and in the mergers and acquisitions group at Bowles Hollowell Conner & Company in Charlotte, North Carolina. Mr. Bailey has also worked in the public sector, as Assistant to the Deputy Chief of Staff and Special Assistant to the President at the White House from 1994 to 1996 and as Director of Strategic Planning and Policy at the U.S. Small Business Administration in 1994. He currently serves as a director of the Telecommunications Development Fund, a private equity investment fund headquartered in Washington, DC, and as a trustee at the North Carolina School of Science and Mathematics. Mr. Bailey received a B.A. degree in Mathematics and Economics in 1988 from the

University of North Carolina at Chapel Hill and an M.B.A. degree in 1992 from the Stanford Graduate School of Business, located in Stanford, California.

Our board of directors selected Mr. Bailey as one of our independent directors to leverage his extensive experience in sourcing, evaluating, structuring and managing private equity investments and his experience related to real estate and real-estate related debt financing. In addition, Mr. Bailey’s prior service on the audit committees of numerous privately held companies provides him with the requisite skills and knowledge to serve effectively on our audit committee. Mr. Bailey serves on both the audit committee and the investment committee of the company.

I. Bobby Majumder, Independent Director.  Mr. Majumder has served as one of our independent directors since January 2009. Mr. Majumder became a partner at the law firm of Perkins Coie in April 2013, where he specializes in corporate and securities transactions with an emphasis on the representation of underwriters, placement agents and issuers in both public and private offerings, private investment in public equity (PIPE) transactions and venture capital and private equity funds.

From May 2005 to April 2013, Mr. Majumder was a partner at the law firm of K&L Gates LLP. From January 2000 to April 2005, Mr. Majumder was a partner at the firm of Gardere Wynne Sewell LLP. Through his law practice, Mr. Majumder has gained significant experience relating to the acquisition of a number of types of real property assets including raw land, improved real estate and oil and gas interests. Mr. Majumder also has served as an independent director on the Board of Directors of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by our sponsor, since July 2012. He is an active member of the Park Cities Rotary Club, a charter member of the Dallas Chapter of The Indus Entrepreneurs and an Associates Board member of the Cox School of Business at Southern Methodist University. Mr. Majumder received a J.D. degree in 1993 from Washington and Lee University School of Law, located in Lexington, Virginia, and a B.A. degree in 1990 from Trinity University, located in San Antonio, Texas.

Our board of directors selected Mr. Majumder as one of our independent directors due to his depth of legal experience in advising clients with respect to corporate and securities transactions, including representations of underwriters, placement agents and issuers in both public and private offerings. Mr. Majumder also brings with him significant legal experience relating to the acquisition of a number of types of real estate assets. Mr. Majumder also serves as chairman of the company’s audit committee.

Romano Tio, Independent Director.  Mr. Tio has served as one of our independent directors since January 2009. Mr. Tio serves as Managing Director at RM Capital Management LLC, a boutique investment and advisory firm focused on investing in distressed commercial mortgages at discounts that provide attractive risk adjusted returns.

From January 2008 to May 2009, Mr. Tio served as a Managing Director and co-head of the commercial real estate efforts of HCP Real Estate Investors, LLC, an affiliate of Harbinger Capital Partners Funds, a $10+ billion private investment firm specializing in event/distressed strategies. From August 2003 until December 2007, Mr. Tio was a Managing Director at Carlton Group Ltd., a boutique real estate investment banking firm where he was involved in over $2.5 billion worth of commercial real estate transactions. Earlier in his career, Mr. Tio was involved in real estate sales and brokerage for 25 years. Mr. Tio also has served as an independent director of the Board of Directors of Total Income (plus) Real Estate Fund, a closed-end interval fund organized by our sponsor, since July 2012. Mr. Tio received a B.S. degree in Biochemistry in 1982 from Hofstra University located in Hempstead, New York.

Our board of directors selected Mr. Tio as one of our independent directors as a result of his demonstrated leadership skill and industry-specific experience developed through a number of high-level management positions with investment and advisory firms specialized in the commercial real estate sector. Mr. Tio serves on both the audit committee and the investment committee of the company.

Compensation of Directors and Officers

Director Compensation

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. We pay each of our independent directors an annual retainer of $25,000. In addition, we will pay our independent directors $2,500 in cash per board meeting attended, $2,000 in cash for each committee meeting attended, and $1,000 in cash for each teleconference meeting of the board or any committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

We have approved and adopted an independent directors compensation plan, which will operate as a sub-plan of our Long Term Incentive Plan, under which we have reserved and authorized an aggregate number of 2,000,000 shares of our common stock for issuance. Under the independent directors compensation plan and subject to such plan’s conditions and restrictions, each of our current independent directors received, in connection with the commencement of the initial offering, 5,000 shares of restricted stock. Going forward, each new independent director that joins the board will receive 5,000 shares of restricted stock upon election or appointment to the board. In addition, on the date following an independent director’s re-election to the board, he or she will receive 2,500 shares of restricted stock. Restricted stock will generally vest as to 20% of the shares on the date of grant and as to 20% of the shares on each of the first four anniversaries of the date of grant. Notwithstanding the foregoing, the restricted stock will become fully vested on the earlier occurrence of (1) the termination of the grantee’s service as a director due to his or her death, disability or termination without cause or (2) the occurrence of a change in our control.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2012.

Name	Fees Earned or Paid in Cash in 2012(1)	All Other Compensation	Total
R. Ramin Kamfar(2)	$—	$—	$—
James G. Babb, III(2)	—	—	—
Brian D. Bailey	31,000.00	—	31,000.00
I. Bobby Majumder	31,000.00	—	31,000.00
Romano Tio	31,000.00	—	31,000.00

(1)	Fees Earned or Paid in Cash include portion of annual retainer to be earned in 2013 but paid in June 2012 relating to payment of $25,000 annual retainer, as follows: Mr. Bailey: $8,333.33; Mr. Majumder: $8,333.33; and Mr. Tio: $8,333.33.
(2)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

Executive Officer Compensation

We do not currently have any employees and our company’s executive officers are employed by our advisor. We will not reimburse our advisor for compensation paid to our executive officers. Officers will be eligible for awards under our Long Term Incentive Plan, however, we currently do not intend to grant any such awards. As of December 31, 2012, no awards had been granted to our executive officers under our Long Term Incentive Plan.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board of directors or another committee performing a similar function because we do not plan to pay any compensation to our officers. There are no interlocks or insider participation as to compensation decisions.

Stock Ownership

The following table shows, as of March 4, 2013, the number and percentage of shares of our common stock owned by any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each director and executive officer, and all directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
R. Ramin Kamfar, Chairman of the Board(3)	24,089	1.05%
Randy I. Anderson, Chief Executive Officer	—	—
James G. Babb, III, Chief Investment Officer and Director	—	—
Jordan B. Ruddy, President and Chief Operating Office	—	—
Jerold E. Novack, Senior Vice President and Chief Financial Office	—	—
Michael L. Konig, Senior Vice President, Secretary and General Counsel	—	—
Brian D. Bailey, Independent Director	14,497	0.63%
I. Bobby Majumder, Independent Director	12,800	0.56%
Romano Tio, Independent Director	12,844	0.56%
All Named Executive Officers and Directors as a Group	64,230	2.80%

(1)	The address of each beneficial owner listed is 712 Fifth Avenue, 9th Floor, New York, New York 10019.
(2)	None of the securities listed are pledged as a security.
(3)	Our sponsor owns 23,089 shares of our common stock, all of which are issued and outstanding stock, and our advisor owns 1,000 shares of convertible stock, all of which are issued and outstanding. The shares of our common stock owned by our sponsor include the 22,100 shares of our common stock purchased by our advisor for $200,000 in October 2008 as our initial capitalization and subsequently distributed to our sponsor by dividends from our advisor. Our advisor is controlled by BER Holdings, LLC, which is indirectly controlled by Mr. Kamfar. Thus, Mr. Kamfar has the power to direct how our advisor and our sponsor vote their shares of common stock.

Section 16(A) Beneficial Ownership Reporting Compliance

As of December 31, 2012, our executive officers, directors, and greater than 10% stockholders were not subject to the beneficial ownership reporting requirements pursuant to Section 16(a) of the Exchange Act, and therefore no reports were filed in 2012 pursuant to Section 16(a).

Certain Relationships and Related-Party Transactions

Certain Transactions with Related Persons

As described further below, we have entered into agreements with certain affiliates pursuant to which they will provide services to us. Our independent directors have reviewed the material transactions between our affiliates and us since the beginning of 2011 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the independent directors’ determination of their fairness.

Our Relationship with Bluerock Multifamily Advisor, LLC (our advisor)

R. Ramin Kamfar, the chairman of the board or directors, indirectly owns BER Holdings, LLC, the majority owner of our advisor. Since our inception, our advisor has provided day-to-day management of our business. Among the services provided by our advisor under the terms of the advisory agreement are the following:

•	finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives;
•	structuring the terms and conditions of our real estate investments, sales and joint ventures;
•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;
•	arranging for financing and refinancing of properties and our other investments;
•	entering into leases and service contracts for our properties;
•	supervising and evaluating each property manager’s performance;
•	reviewing and analyzing the properties’ operating and capital budgets;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our assets and the overall portfolio;
•	formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;
•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;
•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and
•	performing any other services reasonably requested by us.

Our advisor is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. The advisory agreement had an initial term of one year, expiring October 14, 2011, and was renewable for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us. On October 14, 2011, we renewed the advisory agreement with the advisor, extending the advisory agreement through October 14, 2012. On September 26, 2012, the company and our advisor agreed to amend the advisory agreement pursuant to a resolution approved by the company’s board of directors, including its independent directors, to provide changes to the asset management fee and acquisition fee payable to our advisor, as described further below. On October 14, 2012, we renewed the advisory agreement with our advisor pursuant to a resolution approved by the company’s board of directors, including our independent directors. As a result of the renewal, the advisory agreement is extended through October 14, 2013. On February 26, 2013, the company and our advisor agreed to amend the advisory agreement pursuant to a resolution approved by the company’s board of directors, including its independent directors, to remove the origination fee and eliminate any internalization fee to the advisor. The advisory agreement may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us. Additionally, either party may terminate the advisory agreement without penalty upon 60 days’ written notice and, in such event, our advisor must cooperate with us and our directors in making an orderly transition of the advisory function. We have compensated our advisor pursuant to the advisory agreement as set forth below.

Our advisor or its affiliates may pay some of our organization and offering costs (other than selling commissions and dealer manager fees) incurred in connection with our primary offering, including our legal, accounting, printing, mailing and filing fees. We reimburse our advisor for these costs, but only to the extent that the reimbursement would not cause selling commissions, the dealer manager fee and other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds of our primary offering. In addition, our advisor is obligated to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering costs incurred by us in the offering exceed 15% of gross offering proceeds. As of December 31, 2012, approximately $2.97 million of organizational and offering costs have been incurred on our behalf. We are liable to reimburse these costs only to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the primary offering. When recorded by us, organizational costs are expensed and third-party offering costs are charged to shareholders’ equity. Organizational and offering costs will be reimbursed from the gross proceeds of the offering. As of December 31, 2012, approximately $49,931 of organizational costs have been expensed in 2010 and were included in general and administrative expense and approximately $3.38 million of offering costs have been charged to shareholders equity.

We pay the advisor an acquisition fee for its services in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. On September 26, 2012, the company amended its advisory agreement to increase the acquisition fee from 1.75% to 2.50% of the purchase price. The purchase price of a property or investment will equal the amount paid or allocated to the purchase, development, construction or improvement of a property, inclusive of expenses related thereto, and the amount of debt associated with such real property or investment. Acquisition and disposition fees of $3,426,267 were paid during the year ended December 31, 2012. For the year ended December 31, 2011, the company incurred no acquisition fees as no properties were purchased. The company incurred approximately $362,766 of acquisition fees during the year ended December 31, 2010.

In addition to acquisition fees, we reimburse our advisor for amounts that it pays in connection with the selection, acquisition or development of a property, whether or not we ultimately acquire the asset. From January 1, 2012 through December 31, 2012, we paid $633,649 to our advisor and its affiliates for such costs.

With respect to investments in real estate, the company pays the advisor a monthly asset management fee. On September 26, 2012, the company amended its advisory agreement to decrease the asset management fee from one-twelfth of 1% to one-twelfth of 0.65% of the amount paid or allocated to acquire the investment excluding acquisition fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. However, 50% of the asset management fee will not be payable until stockholders have received distributions in an amount equal to at least a 6.0% per annum cumulative, non-compounded return. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. Asset management and oversight fees totaled approximately $315,696, $330,156 and $223,436, respectively for the years ended December 31, 2012, 2011 and 2010 and were expensed when incurred.

Under our advisory agreement our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and information technology costs. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition, asset management or disposition fees or for personnel costs related to the salaries of our executive officers. Our charter limits our total operating expenses at the end of four preceding fiscal quarters to the greater of (A) 2% of our average invested assets, or (B) 25% of our net income determined (1) without reductions for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and (2) excluding any gain from the sale of our assets for the period unless a majority or our independent directors determines that such expenses were justified based on unusual and non-recurring factors. From January 1, 2009 through March 31, 2011, the advisor and its affiliates incurred approximately $677,415 of operating expenses on our behalf. Due to the limitations discussed above and because operating expenses incurred directly by us have exceeded the 2% threshold the amount due to the advisor had not been recorded on our income statement as of December 31, 2010. Further, $973,607 had been recorded as a receivable from the advisor as of December 31, 2010 for the excess operating expenses over the 2% threshold. Our board of directors, including all of its independent directors, reviewed the total operating expenses for the four fiscal quarters ended December 31, 2009 (and the four fiscal quarters ended each quarter after) and an estimate of our total operating expenses for the four fiscal quarters to end March 31, 2011 and unanimously determined the excess amount to be justified because of the costs of operating a public company in its early stage of operation. Upon approval of these costs on March 22, 2011, $1,646,818 of these costs were expensed and $677,415 became a liability to us, payable to our advisor and its affiliates, which was then paid in the third quarter of 2012. The board of directors has previously approved such expenses, all 2011 operating expenses have been and will be expensed as incurred. As of December 31, 2012, $677,415 has been paid to our advisor.

The independent directors reviewed our relationship with our advisor during 2012 and considered it to be fair. The independent directors believe that the amounts payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for the advisor to provide the desired level of services to us and our stockholders.

Other Services Provided by Affiliates

In addition to the services described above to be provided by our advisor and its affiliates, affiliates of our advisor may provide other property-level services to our company and may receive compensation for such services, including leasing, loan servicing, property tax reduction and risk management fees. However, under no circumstances will such compensation exceed an amount that would be paid to non-affiliated third parties for similar services. A majority of the independent directors must approve all compensation for such other services paid to our advisor or any of its affiliates.

Sponsor’s Agreement to Provide Us Financial Support and to Defer Payment of Certain Fees

On March 13, 2013, our sponsor, Bluerock Real Estate, LLC, confirmed its agreement to provide financial support to us sufficient for us to satisfy all of our obligations and debt service requirements as they come due until at least March 14, 2014 and will satisfy, on a timely basis, all of our liabilities and obligations that we are unable to satisfy when due from March 13, 2013, through and including March 14, 2014. In addition, our sponsor has agreed to defer payment, if needed, of current year property and asset management fees and operating expenses that are allocated to us, acquisition fees, property and asset management fees and other costs, and operating expenses which have been accrued as of December 31, 2012, and offering costs advanced on our behalf. In addition, our sponsor, which has management control of the affiliates that are lenders to us, has the authority to extend and will extend the SOIF LOC beyond October 2, 2013, for at least another six month term, depending on our ability to repay that obligation.

Affiliated Dealer Manager

Bluerock Capital Markets, an affiliate of our advisor and us, serves as the dealer manager of this offering The dealer manager is responsible for marketing the company’s shares in the offering.

Transactions with Affiliates of Our Advisor

We have entered into one or more transactions with each of three private real estate funds that are affiliates of Bluerock Real Estate, LLC, our sponsor and an affiliate of our advisor, in connection with our investments. Bluerock Special Opportunity + Income Fund, LLC (“SOIF”), is managed and controlled by Bluerock. Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”), is managed and controlled by a wholly owned subsidiary of Bluerock. Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”), is managed and controlled by a wholly owned subsidiary of Bluerock. R. Ramin Kamfar, our Chairman of the Board, is the owner of Bluerock along with a family controlled LLC, and each of our company’s and our advisor’s officers is also an officer of Bluerock.

Affiliate Loans

In connection with our investment in the Springhouse joint venture, on December 3, 2009, BEMT Springhouse LLC, a wholly-owned subsidiary of our operating partnership (“BEMT Springhouse”), entered into a loan agreement with SOIF pursuant to which BEMT Springhouse borrowed $2.8 million (the “SOIF Springhouse Loan”). The SOIF Springhouse Loan initially had a six-month term, maturing June 3, 2010, which was subsequently extended to December 3, 2010 and again to June 3, 2011, and again to December 3, 2011. On December 3, 2011, BEMT Springhouse entered into a Secured Promissory Note Modification Agreement with SOIF to extend the maturity date of the SOIF Springhouse Loan for an additional six-month period to June 3, 2012. A partial repayment in the amount of $1.1 million was made on June 23, 2010. An additional partial repayment in the amount of $1.0 million was made on December 29, 2011. The loan plus accrued interest in the aggregate amount of $649,785 was paid in full on March 30, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized. For the years ended December 31, 2012, 2011, 2010 and 2009, the maximum interest rate on the SOIF Springhouse Loan was 7.00%. Interest on the loan was paid on a current basis from cash flow distributed to us from BR Springhouse Managing Member, LLC (the “Springhouse Managing Member JV Entity”). The

SOIF Springhouse Loan was secured by a pledge of our indirect membership interest in the Springhouse property and a pledge of BEMT Springhouse’s membership interest in the Springhouse Managing Member JV Entity.

In connection with our investment in the Meadowmont joint venture, on January 20, 2011, BEMT Meadowmont, LLC, a wholly owned subsidiary of our operating partnership (“BEMT Meadowmont”) entered into an agreement for a line of credit represented by a promissory note (the “Meadowmont Note”). Under the terms of the Meadowmont Note, BEMT Meadowmont was authorized to borrow, from time to time, up to $500,000, for general working capital (the “SOIF II Meadowmont Loan”). The SOIF II Meadowmont Loan had a six-month term, maturing on July 20, 2011, was subsequently extended to January 20, 2012 and again to July 20, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized. The SOIF II Meadowmont Loan plus accrued interest in the amount of $150,633 was paid in full on November 22, 2011. For the year ended December 31, 2011, the maximum interest rate on the SOIF II Meadowmont Loan was 7.00%. Interest on the loan was paid on a current basis from cash flow distributed to us from BR Meadowmont JV Member, LLC (the “Meadowmont JV Member”). The SOIF II Meadowmont Loan was secured by a pledge of our indirect membership interest in the Meadowmont Property and a pledge of our direct membership interest in the Meadowmont JV Member.

In connection with our investment in the Augusta joint venture, on September 1, 2010, BEMT Augusta LLC, a wholly owned subsidiary of our operating partnership (“BEMT Augusta”), entered into a loan agreement with SOIF II pursuant to which it borrowed $1.9 million (the “SOIF Augusta Loan”), in connection with the Augusta Property closing. The SOIF Augusta Loan initially had a six-month term with a three month extension. The initial maturity date was February 28, 2011, and was subsequently extended to August 31, 2011. On August 31, 2011, BEMT Augusta entered into a Secured Promissory Note Modification Agreement with SOIF II to further extend the maturity date of the SOIF II Augusta Loan for an additional six-month period from August 31, 2011 to February 28, 2012 and again to August 28, 2012. The SOIF II Augusta Loan could be prepaid without penalty. The SOIF II Augusta Loan plus accrued interest in the aggregate amount of $1,942,597 was paid in full on June 29, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized. For the years ended December 31, 2012, 2011 and 2010, the maximum interest rate on the SOIF II Augusta Loan was 7.00%. Interest on the SOIF II Augusta Loan was paid on a current basis from cash flow distributed to us from the Augusta Managing Member JV Entity. The SOIF Augusta Loan was secured by a pledge of our indirect membership interest in the Augusta property and a pledge of BEMT Augusta’s membership interest in the Augusta Managing Member JV Entity.

In connection with our investment in the Hillsboro joint venture, on September 30, 2010, BEMT Hillsboro, LLC, a wholly owned subsidiary of our operating partnership (“BEMT Hillsboro”), entered into a loan agreement with SOIF II pursuant to which it borrowed $1.3 million (the “SOIF II Hillsboro Loan”). The SOIF II Hillsboro Loan had a six-month term with a three month extension. The initial maturity date was March 31, 2011, and was subsequently extended to September 30, 2011. On September 30, 2011, BEMT Hillsboro entered into a Secured Promissory Note Modification Agreement with SOIF II to further extend the maturity date of the SOIF II Hillsboro Loan for an additional six-month period to March 31, 2012. The SOIF II Hillsboro Loan could be prepaid without penalty. The loan plus accrued interest in the aggregate amount of $1,256,786 was paid in full on March 30, 2012. It bore interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized. For the years ended December 31, 2012, 2011 and 2010, the maximum interest rate on the SOIF II Augusta Loan was 7.00%. Interest on the loan was paid on a current basis from cash flow distributed to us from the Hillsboro Managing Member JV Entity. The SOIF II Hillsboro Loan was secured by a pledge of our indirect membership interest in the Hillsboro property and a pledge of BEMT Hillsboro’s membership interest in the Hillsboro Managing Member JV Entity.

On October 2, 2012, the company entered into the SOIF LOC with the SOIFs, pursuant to which the company was able to borrow up to the Commitment Amount of $12.5 million. The Initial Term of the SOIF LOC was six (6) months and a Maturity Date of April 2, 2013, and was prepayable without penalty. The SOIF LOC was to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 7.50%, annualized for three months, and thereafter to bear interest compounding monthly at a rate of

30-day LIBOR + 6.00%, subject to a minimum rate of 8.50% for the remainder of the Initial Term. Interest on the SOIF LOC is paid on a current basis from cash flow distributed to the company from its real estate assets, and is secured by a pledge of the company’s unencumbered real estate assets, including those of its wholly owned subsidiaries.

Pursuant to the terms of the SOIF LOC, the company is entitled to extend the Maturity Date in its sole and absolute discretion, with at least five (5) days’ prior written notice to the SOIFs, for an additional six (6) month period to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50%.

On March 4, 2013, the company and the SOIFs agreed to amend the SOIF LOC pursuant to the terms of the SOIF LOC Amendment, which increased the Commitment Amount from $12.5 million to $13.5 million, and extended the Initial Term by six (6) months to October 2, 2013, to bear interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50%. All other terms of the SOIF LOC remain unchanged.

In accordance with the requirements of the company’s charter, the SOIF LOC Amendment was reviewed and approved by a majority of the board of directors (including a majority of the independent directors) as being fair, competitive, and commercially reasonable and no less favorable to the company than loans between unaffiliated parties under the same circumstances.

In accordance with the requirements of our charter, the affiliate loans were reviewed and approved by a majority of our board of directors (including a majority of our independent directors) as being fair, competitive, and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances. Furthermore, due to the unique investment opportunities presented, including the opportunity to distinguish ourselves competitively from other early-stage non-traded REITs, our board of directors expressly considered and approved leverage in excess of our general charter-imposed limitations in connection with entering into the affiliate loans.

Joint Ventures with SOIF and SOIF II

In connection with our acquisitions of our joint venture investments in the Enders Property, the Berry Hill Property and the MDA Property, we entered into joint venture agreements with one or more of SOIF, SOIF and SOIF III, as described below, in our fiscal year ended December 31, 2012. In addition, prior to January 1, 2011, and in connection with our acquisitions of our joint venture investments in the Creekside Property, the Springhouse Property, the Augusta Property, the Meadowmont Property and the Hillsboro Property, we entered into joint venture agreements with one or both of SOIF and SOIF II.

Enders Property JV

On October 2, 2012, through a wholly-owned subsidiary of our operating partnership, we completed an investment in a multi-tiered joint venture along with SOIF, which is an affiliate of our sponsor, and Waypoint Enders Investors, LP (“Waypoint”) and Waypoint Enders GP, LLC (“Waypoint GP”), both unaffiliated entities, to acquire 198 units of a 220-unit multifamily housing community commonly known as “Enders Place” located at 4248 New Broad Street, Orlando, Florida 32814 (the “Enders Property”), from Enders Holdings, LLC, an unaffiliated entity (the “Seller”). The Enders Property is owned by Waypoint Enders Owner, LLC, a Delaware limited liability company (the “Enders JV Entity”).

The company invested $4,716,846 to acquire a 95% equity interest in BR Enders Managing Member, LLC (the “Enders Member JV Entity”) through a wholly-owned subsidiary of the company’s operating partnership, BEMT Enders, LLC (“BEMT Enders”). SOIF invested $258,762 to acquire the remaining 5% interest in the Enders Member JV Entity. The Enders Member JV Entity contributed all of its capital to acquire a 99.9% equity interest in the Waypoint Enders Entity, of which it is the managing member. Waypoint GP, which is the general partner of Waypoint, owns the remaining 0.1% interest in the Waypoint Enders Entity. As a result of the structure described above, we hold a 48.4% indirect equity interest, SOIF holds a 2.5% indirect equity interest, and Waypoint GP holds a .051% indirect equity interest in the Enders Property (50.951% in the aggregate), and Waypoint holds the remaining 49.049% direct equity interest.

Berry Hill Development JV

On October 18, 2012, through our operating partnership’s wholly owned subsidiary, BEMT Berry Hill, LLC (“BEMT Berry Hill”), we completed an investment in a multi-tiered joint venture along with SOIF III, and an affiliate of Stonehenge Real Estate Group, LLC (“Stonehenge”), to develop the Berry Hill Property.

The organizational structure of the Berry Hill Property is such that: (i) the Berry Hill Property is owned by 23 Hundred, LLC, a Delaware limited liability company (the “Project Owner”), (ii) the Project Owner is wholly owned by BR Stonehenge 23 Hundred JV, LLC (the “BR Stonehenge JV Entity”), (iii) the BR Stonehenge JV Entity is a joint venture entity owned 82.5% by BR Berry Hill Managing Member, LLC (the “BR Berry Hill Member JV Entity”) and 17.5% by Stonehenge 23 Hundred JV Member, LLC, an affiliate of Stonehenge (the “Stonehenge Member”), and (iv) the BR Berry Hill Member JV Entity is a joint venture entity owned 71% by a wholly-owned subsidiary of the company’s operating partnership, BEMT Berry Hill, LLC (“BEMT Berry Hill”) and 29% by SOIF III.

The company invested $3,788,725 to acquire a 71.0% equity interest in BR Berry Hill Member JV Entity through BEMT Berry Hill. SOIF III invested $1,547,507 to acquire the remaining 29.0% interest in the Berry Hill Member JV Entity. The BR Berry Hill Member JV Entity initially invested $5,336,232 to acquire an 82.5% equity interest in the BR Stonehenge JV Entity, and the Stonehenge Member initially invested $1,203,349 to acquire a 17.5% equity interest in the BR Stonehenge JV Entity, and have entered into a joint venture operating agreement. In connection with entering into the joint venture with Stonehenge, the advisor was paid a fee of $336,700. This fee was credited proportionally to the capital accounts of the Berry Hill Member JV Entity and further credited to the capital accounts of BEMT Berry Hill and SOIF III in the Berry Hill Member JV Entity. The BR Berry Hill Member JV Entity and the Stonehenge Member have additionally committed to contribute an additional $2,660,393 and $564,326, respectively, in capital to the BR Stonehenge JV Entity, as called pursuant to the approved project budget.

As a result of the structure described above, we held a 58.575% indirect equity interest in the Berry Hill Property, SOIF III holds a 23.925% indirect equity interest, and the Stonehenge Member held the remaining 17.5% direct equity interest.

On December 17, 2012, through BEMT Berry Hill, the company completed the purchase of an additional 6.253% joint venture equity interest in BR Berry Hill Member JV Entity, which equates to an additional 5.158% indirect interest in the Berry Hill Property, from SOIF III in consideration of our commitment to fund a $369,034 capital contribution to the BR Berry Hill Member JV Entity to the benefit of SOIF III. SOIF III is managed by an affiliate of the company’s sponsor. The company now holds a 77.253% equity interest in BR Berry Hill Member JV Entity through BEMT Berry Hill and SOIF III holds the remaining 22.747% equity interest. The consideration was based on the proportionate share of SOIF III’s cost to acquire its limited liability company interest in BR Berry Hill Member JV Entity, including additional capital advances to date. Prior to consummation of the transaction, the company’s board of directors, including all of its independent directors, determined that the purchase of the additional equity interest for the consideration paid was fair and reasonable to the company.

MDA Property JV

On December 17, 2012, acting through a wholly-owned subsidiary of our operating partnership, we completed through BR VG MDA JV Member, LLC (“BR Member”) an investment in a multi-tiered joint venture along with SOIF, and BR MDA Investors, LLC (“BEMT Co-Investor”), both of which are affiliates of Bluerock, through the acquisition of a membership interest in MDA City Apartments, LLC (“MDA Owner”), the owner of a 190-unit apartment complex commonly known as “MDA Apartments” located at 185 N. Wabash, Chicago, Illinois (the “MDA Property”). The other member of the MDA Owner is MDA Associates of Illinois, LLC (the “Holtzman Member”), an entity controlled by Jonathan Holtzman (“Holtzman”). The company invested $6,098,306 to acquire a 62.5% equity interest in the BR Member through a wholly-owned subsidiary of the company’s operating partnership, BEMT MDA, LLC (“BEMT Member”). SOIF invested $3,366,265 to acquire a 34.5% interest in the BR Member and BEMT Co-Investor invested $292,719 to acquire the remaining 3%. The BR Member contributed all of its capital to acquire a 56.5% equity interest in the MDA Owner, of which it is a co-manager. Holtzman Member retained the remaining 43.5% equity interest in MDA Owner and is likewise both a co-investor and a co-manager.

Acquisitions from SOIF and SOIF II

On June 27, 2012, SOIF sold a 1.0% limited liability company interest in the Springhouse Managing Member JV Entity to BEMT Springhouse for a purchase price of $93,000. SOIF’s original allocated cost to purchase this interest was approximately $51,800. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The independent members of the board of directors found that the excess of the purchase price over SOIF’s original allocated cost was substantially justified by the gain in the market value of the Springhouse Property. The purchase price did not exceed the allocated fair market value of the Springhouse Property as determined by a third party appraisal dated May 2012.

On June 27, 2012, SOIF and SOIF II each sold a 1.0% limited liability company interest in the Creekside Managing Member JV Entity, to BEMT Creekside, for a purchase price of $54,766 for each 1.0% interest ($109,532 in the aggregate). SOIF’s original allocated cost to purchase its transferred interest was approximately $18,200, and SOIF II’s original allocated cost to purchase its transferred interest was approximately $18,200. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The independent members of the board of directors found that the excess of the purchase price over original allocated cost for each of SOIF and SOIF II was substantially justified by the gain in the market value of the Creekside Property. The purchase price did not exceed the allocated fair market value of the Creekside Property as determined by a third party appraisal dated May 2012.

Sale to SOIF II

On June 27, 2012, we (through BEMT Meadowmont, LLC, our wholly owned subsidiary) completed the sale of all of our 32.5% limited liability interest in BR Meadowmont Managing Member, LLC, or the Meadowmont Managing Member JV Entity, to SOIF II for a purchase price of $3.1 million, excluding closing costs and a disposition fee paid to an affiliate of the advisor of $136,216. The transaction was unanimously approved by the independent members of our board of directors as fair and reasonable to our company. The Meadowmont Managing Member JV Entity holds an indirect 50% equity interest in a 258-unit multifamily community known as The Apartments at Meadowmont, located in Chapel Hill, North Carolina. We purchased our interest in the Meadowmont Managing Member JV Entity in April 2010 for $1.52 million and had a current total investment of approximately $1.6 million prior to the disposition. The net proceeds received from this sale were approximately $3.0 million, after the disposition fee.

Charter Provisions Relating to Conflicts of Interest

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to conflicts of interest, including the following:

Advisor Compensation

Our charter requires that our independent directors evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. Our independent directors will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation will be based on the following factors as well as any other factors deemed relevant by the independent committee:

•	the amount of the advisory fee in relation to the size, composition and performance of our investments;
•	the success of our advisor in generating appropriate investment opportunities;
•	the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;
•	additional revenues realized by our advisor and its affiliates through their relationship with us;
•	the quality and extent of service and advice furnished by our advisor and its affiliates;

•	the performance of our investment portfolio; and
•	the quality of our portfolio relative to the investments generated by our advisor and its affiliates for the account of its other clients.

Term of Advisory Agreement

Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The independent directors or our advisor may terminate our advisory agreement with our advisor without cause or penalty on 60 days’ written notice.

Our Acquisitions

We will not purchase or lease properties in which our advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction. An appraisal is “current” if obtained within the prior year. We will not sell or lease properties to our sponsor, our advisor, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, determines the transaction is fair and reasonable to us. We expect that from time to time our advisor or its affiliates will temporarily enter into contracts relating to investment in properties and other assets, all or a portion of which is to be assigned to us prior to closing, or may purchase property or other investments in their own name and temporarily hold title for us.

Loans

We will not make any loans to our sponsor, our advisor, any of our directors or any of their respective affiliates, except that we may make loans to wholly owned subsidiaries and we may make or invest in mortgage loans involving our sponsor, our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage and the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of our sponsor, our advisor, our directors or officers or any of their affiliates. In addition, we will not borrow from these persons unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.

Other Transactions Involving Affiliates

A majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, must conclude that all other transactions, including joint ventures, between us and our advisor, any of our officers or directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Limitation on Operating Expenses

Our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless our independent directors has determined that such excess expenses were justified based on unusual and non-recurring factors. If our independent directors determine that such excess expenses are justified, within

60 days after the end of the fiscal quarter, we will send our stockholders a written disclosure of such fact. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (1) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (2) interest payments; (3) taxes; (4) non-cash expenditures such as depreciation, amortization and bad debt reserves; (5) reasonable incentive fees based on the gain from the sale of our assets; and (6) acquisition fees and expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Issuance of Options and Warrants to Certain Affiliates

Until our shares of common stock are listed on a national securities exchange, our charter prohibits the issuance of options or warrants to purchase our capital stock to our sponsor, our advisor, our directors or any of their affiliates (1) on terms more favorable than we offer such options or warrants to the general public or (2) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares

Our charter prohibits us from paying a fee to our advisor or our directors or officers or any of their affiliates in connection with our repurchase of our capital stock.

Reports to Stockholders

Our charter requires that we prepare and deliver an annual report and deliver to our stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of advisory fees and the aggregate amount of other fees or charges paid to our advisor and any of its affiliates by us or third parties doing business with us during the year;
•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;
•	a report from the independent directors that our policies are in the best interests of our common stockholders and the basis for such determination; and
•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates

Our charter prohibits our advisor, our directors and their affiliates from voting their shares regarding (1) the removal of our advisor, any such directors or any of their affiliates or (2) any transaction between any of them and us and further provides that, in determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, any such director and any of their affiliates may not vote or consent, any shares owned by any of them will not be included.

Financial Support From Our Sponsor

Our current corporate operating expenses exceed the cash flow received from our investments in real estate joint ventures. If the rate at which we raise offering proceeds does not improve significantly, our general and administrative costs will remain higher relative to the size of our portfolio. To the extent cash on hand is not sufficient to meet our short-term liquidity requirements we expect to utilize credit facilities obtained from affiliates or unaffiliated third parties. Our sponsor has agreed to provide financial support to us, as necessary, sufficient for us to satisfy all of our obligations and debt service requirements as they come due until at least March 14, 2014 and will satisfy, on a timely basis, all of our liabilities and obligations that we are unable to satisfy when due, through and including March 14, 2014. In addition, our sponsor has agreed to defer payment, if needed, of current year property and asset management fees and operating expenses that are allocated to us, acquisition fees, property and asset management fees and other costs, and operating expenses which have been accrued as of December 31, 2012, and offering costs advanced on our behalf. In addition, our sponsor, which has management control of the affiliates that are lenders to us, has the authority to extend and will extend the BEMT Co-Investor LOC beyond October 2, 2013, for at least another six-month term, depending on our ability to repay that obligation.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2014 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• R. Ramin Kamfar	• James G. Babb, III
• Brian D. Bailey	• I. Bobby Majumder
• Romano Tio

Each of the nominees for director is a current member of our board of directors. The board of directors believes the nominees have played and will continue to play a vital role in our management and operations, particularly in connection with the continued growth and success of our company. Detailed information on each nominee is provided on pages 10 through 13.

The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Under our charter, a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders can submit their votes by proxy by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL FIVE NOMINEES LISTED FOR RE-ELECTION AS DIRECTORS.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If a stockholder wishes to present a proposal at the 2014 annual meeting, our bylaws require that the stockholder give advance written notice to our secretary, Michael L. Konig, at our executive offices no earlier than January 22, 2014 and no later than February 21, 2014. However, if we hold our 2014 annual meeting before July 6, 2014, or after September 4, 2014, stockholders must submit proposals no earlier than 150 days prior to the 2014 annual meeting date and no later than the later of 120 days prior to the 2014 annual meeting date or ten (10) days after announcement of the 2014 annual meeting date. The mailing address of our executive offices is 712 Fifth Avenue, 9th Floor, New York, New York 10019.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.
712 Fifth Avenue, 9th Floor, New York, New York 10019

ANNUAL MEETING OF STOCKHOLDERS
AUGUST 5, 2013

PROXY CARD

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bluerock Multifamily Growth REIT, Inc. hereby appoints Randy I. Anderson and Jerold E. Novack, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Bluerock Multifamily Growth REIT, Inc. to be held on August 5, 2013, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated below and otherwise in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders, and of the accompanying proxy statement, which is hereby incorporated by reference, and of the annual report. The undersigned hereby revokes any proxy heretofore given with respect to such meeting.

You may obtain directions to attend the 2013 Annual Meeting of Stockholders of Bluerock Multifamily Growth REIT, Inc. by calling investor services at (877) 826-BLUE (2583) or visiting our website at www.bluerockre.com.

This proxy is solicited on behalf of the board of directors of Bluerock Multifamily Growth REIT, Inc. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2013 Annual Meeting, including matters incident to its conduct.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL FIVE NOMINEES TO THE
BOARD OF DIRECTORS NAMED BELOW.

IF NO SPECIFICATIONS ARE MADE, SUCH PROXY WILL BE VOTED “FOR”
ALL FIVE NOMINEES TO THE BOARD OF DIRECTORS.

For the election of R. Ramin Kamfar, James G. Babb, III, Brian D. Bailey, I. Bobby Majumder and Romano Tio to serve as Directors until the Annual Meeting of Stockholders of Bluerock Multifamily Growth REIT, Inc. to be held in the year 2014 and until their successors are elected and qualified.

☐ For All Nominees	☐ Withheld as to All Nominees	☐ For All Nominees Except*
☐ R. Ramin Kamfar	☐ James G. Babb, III	☐ Romano Tio
☐ Brian D. Bailey	☐ I. Bobby Majumder

* To vote against any individual nominee, strike a line through the nominee’s name.

SIGN, DATE and RETURN:

When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Name:	____________________________________________________	Date: ___/ ___/2013
Title:	____________________________________________________

Name:	____________________________________________________	Date: ___/ ___/2013
Title:	____________________________________________________

YOUR VOTE IS IMPORTANT!

You can authorize a proxy to cast your vote and otherwise represent you at the 2013 Annual Meeting of Stockholders in one of four ways:

MAIL:  Return the completed proxy card in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by August 2, 2013.

FAX:  Fax the completed proxy card to (781) 633-4036 until 5:00 p.m. Eastern Daylight Time, August 2, 2013.

TELEPHONE:  Call (866) 977-7699 by 5:00 p.m. Eastern Daylight Time, August 2, 2013 and follow the instructions provided. Or, to speak with a customer service agent, call (855) 800-9419 by 5:00 p.m. Eastern Daylight Time, August 2, 2013. If you vote by telephone, you do not have to return your proxy card.